Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-1 (File Nos. 333-277066, 333-282958, 333-282959 and 333-284507), Forms S-3 (File Nos. 333-270383, 333-267142 and 333-264646) and Forms S-8 (File Nos. 333-268357, 333-265843, 333-276824, and 333-283726) of our report dated May 30, 2025 with respect to the audited consolidated financial statements of Onconetix Inc. and its subsidiary (collectively, the “Company”) for the year ended December 31, 2024 appearing in this Annual Report on Form 10-K.

/s/ MaloneBailey LLP

MALONEBAILEY LLP

Houston, Texas

May 30, 2025